VALENCE TECHNOLOGY, INC.


           VALENCE AND PHOENIX MOTORCARS JOIN FORCES TO ACHIEVE CARB
                      CERTIFICATION FOR ELECTRIC VEHICLES

ONLY CAR ON MARKET TO RECEIVE CARB TYPE II CERTIFICATION WITH FULL ZERO EMISSION CREDITS

AUSTIN, TEXAS - MARCH 22, 2005 - Valence Technology, Inc. (Nasdaq: VLNC), a leader in the development and commercialization of Saphion(R) technology, the only safe large format Lithium-ion rechargeable battery technology, played a pivotal role in helping Phoenix Motorcars, Inc. achieve a key certification as a manufacturer of full zero emission electric vehicles (EVs). Using vehicles powered by Valence's U-Charge(TM) Power Systems, Phoenix Motorcars was awarded Type II certification by the California Air Resources Board (CARB) and now offers the only vehicle on the market with this rating.

CARB certification, viewed as a "must have" by California consumers, clears the way for Phoenix Motorcars, an early leader in mass production of full-function electric automobiles, to deploy 20 electric taxicabs in Sacramento, California. The cabs will be powered by Valence's U-Charge Power Systems.

"Until recently, lead-acid and nickel metal hydride were the only battery chemistry options for the electric vehicle industry," said Stephan Godevais, president and CEO of Valence Technology. "However, the advantages of the U-Charge system - longer range, fast recharge and greater longevity - make it an ideal option for electric vehicle use. And, since our technology contains no toxic heavy metals, it is safer for the environment."

Phoenix Motorcars chose Valence's U-Charge Power System to replace its nickel-zinc batteries due to increased range and longevity. Vehicles powered by the U-Charge system have a range of up to 120 miles on a single charge, and have four to five times the life cycle of their nickel-zinc counterparts. In addition, Valence's technology is superior to nickel-zinc and lead-acid batteries in other key areas including: faster recharge time, less weight and higher energy density.

According to Dana Muscato, CEO of Phoenix Motorcars, "No other car or battery on the market has attained this level of CARB certification. That's why the partnership with Valence is so important. Valence's U-Charge battery is critical to meeting our system requirements and achieving maximum vehicle performance." He continued, "With the growing concern over the environment, we have found that consumers want to make a change if there is a viable alternative. We believe our cars can make a difference."

Vehicles with CARB Type II certification have no exhaust emissions and have a range of more than 100 miles on a single charge. The CARB rating allows owners to qualify for full zero emission vehicle credits. California owners are eligible for one-time rebates of up to $5,000 from their local air quality management districts, enjoy free parking in some of the most heavily trafficked areas of the state, drive in carpool lanes with a lone occupant, and are exempt from some excise and luxury taxes. In addition, owners may also qualify for a one-time federal tax credit of 10% of the purchase price up to $4,000.

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ABOUT THE U-CHARGE POWER SYSTEM
The U-Charge Power System is a family of Lithium-ion energy storage systems that offers superior run-time, requires little to no maintenance, and delivers greater energy density, reliability, long life and intrinsic safety. The U-Charge system powers a variety of motive applications including hybrid and electric vehicles, scooters and wheelchairs. Built on a phosphate cathode core, the U-Charge system's Saphion technology is intrinsically safe and environmentally friendly. It combines the power and performance of Lithium-ion with Saphion technology's safety characteristics to challenge the dominance of lead acid batteries.

ABOUT PHOENIX MOTORCARS, INC.
Phoenix Motorcars, based in Ojai, California, is developing a line of environmentally sound, zero-emission vehicles that are safe, have excellent performance, and are fun to drive. Phoenix Motorcars is currently the only California Air Resources Board certified freeway speed electric vehicle manufacturer in production. At the present time, PMI is in limited production and has entered negotiations with a Tier I automobile assembly subcontractor to address the fleet market. The company believes that the fleet sales market for zero emission vehicles is massive and immediate. Phoenix Motorcars is working to make Freeway Capable Zero Emission vehicles affordable and widely available.

ABOUT VALENCE TECHNOLOGY, INC.
Valence Technology is a leader in the development and commercialization of Saphion(R) technology, the only safe large format Lithium-ion rechargeable battery technology. Valence holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion technology and Lithium-ion rechargeable batteries. The company has facilities in Austin, Texas, Henderson, Nevada and Suzhou and Shanghai, China. Valence is traded on the Nasdaq SmallCap Market under the symbol VLNC and can be found on the internet at www.valence.com.

SAFE HARBOR STATEMENT
The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.

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MEDIA CONTACT                                INVESTOR CONTACT

Lois Paul & Partners, LLC                    Valence Technology, Inc.
Daphne Kent                                  Kimberly Allen
Daphne_kent@lpp.com                          kimberly.allen@valence.com
(512) 638-5305                               (512) 527-2921